                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )

                                  Egghead Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    282330109
--------------------------------------------------------------------------------
                                 (CUSIP number)

     Check the following box if a fee is being paid with this statement [ ]
     (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

-------------------------                                      -----------------
CUSIP No.     282330109                13G                     Page 2 of 8 Pages
-------------------------                                      -----------------

--------------------------------------------------------------------------------
       1   NAME OF REPORTING PERSONS
           S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                 Morgan Stanley Group Inc.
                 IRS # 13-283-8891
--------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /  /
                                                                      (b) /  /
--------------------------------------------------------------------------------
       3   SEC USE ONLY
--------------------------------------------------------------------------------
       4   CITIZENSHIP OR PLACE OF ORGANIZATION
                 The state of organization is Delaware.
--------------------------------------------------------------------------------
          NUMBER OF          5       SOLE VOTING POWER
            SHARES                                               0
                          ------------------------------------------------------
         BENEFICIALLY        6       SHARED VOTING POWER
           OWNED BY                                      1,695,350
                          ------------------------------------------------------
             EACH            7       SOLE DISPOSITIVE POWER
          REPORTING                                              0
                          ------------------------------------------------------
         PERSON WITH         8       SHARED DISPOSITIVE POWER
                                                        1,695,350
--------------------------------------------------------------------------------
       9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,695,350
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.67%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*
                 IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

-------------------------                                      -----------------
CUSIP No.  282330109                  13G                      Page 3 of 8 Pages
-------------------------                                      -----------------

--------------------------------------------------------------------------------
        1  NAME OF REPORTING PERSONS
           S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS
                Morgan Stanley Asset Management Limited
--------------------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /  /
                                                               (b) /  /
--------------------------------------------------------------------------------
        3  SEC USE ONLY
--------------------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION
                Organized under the Laws of England
--------------------------------------------------------------------------------
           NUMBER OF          5      SOLE VOTING POWER
            SHARES                                   0
                           -----------------------------------------------------
          ENEFICIALLY         6      SHARED VOTING POWER
           OWNED BY                          1,690,450
                           -----------------------------------------------------
             EACH             7      SOLE DISPOSITIVE POWER
           REPORTING                                 0
                           -----------------------------------------------------
          PERSON WITH         8      SHARED DISPOSITIVE POWER
                                             1,690,450
--------------------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,690,450
--------------------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    9.64%
--------------------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*
                IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

-------------------------                                      -----------------
CUSIP No.   282330109                13G                       Page 4 of 8 Pages
-------------------------                                      -----------------

Item 1 (a)                       Name  of  Issuer
--------------                   -----------------------------------------------

                                 Egghead Inc.

Item 1 (b)                       Address of issuer's principal executive offices
--------------                   -----------------------------------------------

                                 22011 S.E. 51st Street
                                 P.O. Box 7004
                                 Issaquah, WA 98027

Item 2 (a)                       Name  of  person  filing
--------------                   -----------------------------------------------

                          (a)    Morgan  Stanley  Group  Inc.
                          (b)    Morgan Stanley Asset Management Limited

Item 2 (b)                       Principal  business  office
--------------                   -----------------------------------------------

                          (a)    1585 Broadway
                                 New  York,  New  York  10036

                          (b)    25 Cabot Square
                                 Canary Wharf
                                 London E14 4QA
                                 England

Item 2 (c)                       Citizenship
--------------                   -----------------------------------------------

                                 Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)                       Title  of  class  of  Securities
--------------                   -----------------------------------------------

                                 Common  Stock

Item 2 (e)                       Cusip  No.
--------------                   -----------------------------------------------

                                 282330109

Item 3                    (a)    Morgan Stanley Group Inc. is (e) an Investment
--------------                   Adviser registered under section 203 of the
                                 Investment Advisers Act of 1940.

                          (b) Morgan Stanley Asset Management Limited is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4                           Ownership
--------------                   -----------------------------------------------

                                 Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

-------------------------                                      -----------------
CUSIP No.  282330109                  13G                      Page 5 of 8 Pages
-------------------------                                      -----------------



 Item 5                Ownership  of  5  Percent  or  Less  of  a  Class
 ------                ---------------------------------------------------------
                       Inapplicable

 Item 6                Ownership of More than 5 Percent on Behalf of Another
 ------                ---------------------------------------------------------
                       Person
                       ------

                       Accounts managed on a discretionary basis by Morgan Stanley Asset Management Limited a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

 Item 7                Identification and Classification of the Subsidiary Which
 ------                ---------------------------------------------------------
                       Acquired the Security Being Reported on By the Parent
                       ---------------------------------------------------------
                       Holding Company
                       ---------------------------------------------------------

                       Inapplicable

 Item 8                Identification and Classification of Members of the Group
 ------                ---------------------------------------------------------

                       Inapplicable

 Item 9                Notice  of  Dissolution  of  Group
 ------                ---------------------------------------------------------

                       Inapplicable

Item 10                Certification
 ------                ---------------------------------------------------------

                       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

-------------------------                                      -----------------
CUSIP No.  282330109                   13G                     Page 6 of 8 Pages
-------------------------                                      -----------------


                          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    Date :                February  13,  1996

    Signature :           /s/ Peter A. Nadosy
                          -----------------------------------------------------------------------------

    Name / Title :        Peter  A.  Nadosy  /Director Morgan Stanley Asset Management Limited
                          -----------------------------------------------------------------------------
                          MORGAN  STANLEY  ASSET  MANAGEMENT  LIMITED

    Date :                February  13,  1996

    Signature :           /s/ Edward J. Johnsen
                          -----------------------------------------------------------------------------

    Name / Title :        Edward  J.  Johnsen  /  Vice President  Morgan  Stanley  &  Co.  Incorporated
                          -----------------------------------------------------------------------------
                          MORGAN  STANLEY  GROUP  INC.


                                   INDEX TO EXHIBITS                                      PAGE
                                   -----------------                                      ----

    EXHIBIT 1             Agreement to Make a Joint Filing                                 7
    ---------


    EXHIBIT 2             Secretary's Certificate Authorizing Edward J. Johnsen            8
    ---------             to Sign on behalf of Morgan Stanley Group Inc.